UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 10, 2012

WORTHINGTON INDUSTRIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	1-8399	31-1189815
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Old Wilson Bridge Road, Columbus, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(614) 438-3210

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On December 10, 2012, the Board of Directors of Worthington Industries, Inc. (the “Company”) declared a cash dividend of $0.26 per share payable on December 28, 2012 to shareholders of record as of December 21, 2012.  This dividend represents an acceleration of the dividend payments for the third and fourth quarters of fiscal 2013 of $0.13 per share for each quarter, and is in addition to the dividend to be paid on December 28, which had been declared on September 26, 2012.  The total amount of the accelerated cash dividend to be paid by the Company will be approximately $18 million.  The Company expects to use a combination of cash on hand and funds available through its revolving credit facilities to pay the dividend.  In light of this accelerated payment, the Company does not expect to pay a cash dividend for the third and fourth quarters of fiscal 2013, which would have been paid in March 2013 and June 2013 based on historical practice.

A copy of the news release announcing the declaration of the cash dividend is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) – (c)                      Not applicable.

(d)           Exhibits:  The following exhibit is included with this Current Report on Form 8-K:

Exhibit No. Description

99.1           News Release issued by Worthington Industries, Inc. on December 10, 2012.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORTHINGTON INDUSTRIES, INC.

Date: December 10, 2012	By: /s/Dale T. Brinkman
Dale T. Brinkman, Vice President-
Administration, General Counsel and Secretary